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                                                                   Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Adelphia Communications Corporation on Form S-3 of our reports dated June 28, 1995 and April 13, 1995 (June 8, 1995 as to Notes 4 and 12) for Adelphia Communications Corporation and subsidiaries and Olympus Communications, L.P. and subsidiaries, respectively, (each of which expresses an unqualified opinion and includes an explanatory paragraph relating to change in method of accounting for income taxes) appearing in the Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended March 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
July 19, 1995